Exhibit 7.3

December 22, 2010

Magnum Hunter Resources Corporation
777 Post Oak Blvd., Suite 910
Houston, Texas  77056
Attention:  Ronald D. Ormand

CONFIDENTIAL

Re:           Commitment Letter for Senior Credit Facility

Dear Ron:

Magnum Hunter Resources Corporation (the “Borrower”) has requested that BMO Capital Markets (“BMOCM”) agree to structure, arrange and syndicate a senior credit facility (the “Senior Credit Facility”) comprising a five-year senior secured revolving loan of up to $250,000,000 (the “Aggregate Commitment Amount”) with an initial borrowing base availability of up to $120,000,000 (the “Initial Borrowing Base”), and that Bank of Montreal (“BMO”, and together with BMOCM, collectively in the capacity required by the context, “us”, “our” or “we”) commit to provide the Senior Credit Facility and serve as administrative agent and issuing bank for the Senior Credit Facility.

BMO is pleased to confirm that, subject to the terms and conditions set forth herein and the Summary of Terms and Conditions attached hereto as Exhibit A (the “Term Sheet” and together with this letter, the “Commitment Letter”), it hereby commits to (i) provide an amount equal to the Aggregate Commitment Amount of the Senior Credit Facility, which will be governed by the Initial Borrowing Base, and (ii) act as sole Administrative Agent (in such capacity, the “Administrative Agent”) for a syndicate of lenders that will participate in the Senior Credit Facility and to act as Issuing Bank (in such capacity, the “Issuing Bank”).  BMOCM is pleased to confirm that it will act as Lead Arranger (in such capacity, the “Arranger”).  The Arranger may syndicate a portion of its commitment to a syndicate of lenders, each of which shall be a reputable fund or financial institution selected by the Arranger and agreed to by the Borrower (together with BMO, the “Lenders”).

The Senior Credit Facility will be provided pursuant to the terms and conditions of, and shall become effective only upon the execution and delivery of, a mutually satisfactory credit agreement and other definitive loan documentation incorporating the terms and conditions set forth in the Term Sheet, your payment of certain fees to the Arranger and the Administrative Agent agreed among the parties hereto and other terms and conditions customarily included in credit facilities of this type, amount and purpose.  These terms and conditions will necessarily be further developed during the course of preparing and negotiating the loan documentation.  Please note that those matters that are not covered or made clear in this Commitment Letter or in any related fee letter of even date herewith (any “Fee Letter”) are subject to mutual agreement of the parties hereto.  The terms and conditions of this Commitment Letter may be modified only in a written agreement signed by each of the parties hereto.

The proceeds of the Senior Credit Facility shall be used (i) to refinance on the Closing Date (as defined in the Term Sheet) certain existing indebtedness of the Borrower, (ii) to fund a portion of the acquisition of NGAS Resources, Inc. and (iii) for general corporate purposes, including the issuance of Letters of Credit.

It is understood and agreed that the Arranger, after consultation with you, will manage and control all aspects of the syndication, including decisions as to the selection of proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders.  Except as expressly agreed in writing between you and the Arranger, no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no other compensation shall be paid in connection with the Senior Credit Facility.  In consideration of BMO’s commitment and its and BMOCM’s other undertakings hereunder, the Borrower agrees to pay the fees specified in any Fee Letter.  In acting as the Arranger, BMOCM will have no responsibility other than to arrange the syndication as set forth herein and shall in no event be subject to any fiduciary or other implied duties.

You agree to actively assist the Arranger in achieving a successful syndication of the Senior Credit Facility that is satisfactory to you and the Arranger.  Such assistance shall include, without limitation: (a) your providing and causing your advisors to provide to the Arranger and the Lenders, upon request, all information reasonably deemed necessary by the Arranger to complete such syndication; (b) your assistance in the preparation of an information package for delivery to potential syndication members and participants; (c) your using commercially reasonable efforts to ensure that such syndication efforts benefit materially from your existing lending and investment banking relationships; and (d) your additional assistance in such syndication efforts, including by making available from time to time representatives and senior management and advisors of the Borrower and any indirect or direct subsidiaries, if any, of the Borrower (such subsidiaries together, the “Guarantors”), to attend and make presentations regarding the business and prospects of the Borrower and the Guarantors, as appropriate, at one or more meetings of prospective Lenders, in each case upon reasonable prior notice and at reasonably convenient times and locations.  You and the Guarantors each agree to refrain from any other debt, equity or other financings (including refinancings and renewals of debt) during the syndication process, unless otherwise agreed to by the Administrative Agent and the Arranger, which agreement will not be unreasonably withheld; provided, however, it is agreed that the Borrower may (i) engage in a public or private offering of its preferred stock and (ii) sell its common or preferred stock in “at the market” offerings.

The commitments of BMO and BMOCM hereunder are further subject to the satisfaction of each of the following conditions precedent in a manner acceptable to us in our sole discretion unless otherwise noted herein: (a) the completion of all due diligence, including but not limited to business, engineering, legal, environmental, tax, financial and accounting due diligence in connection with the Senior Credit Facility or with respect to the Borrower and the Guarantors, in scope and with results satisfactory to us in our sole discretion; (b) the absence of a breach of any representation, warranty or agreement of the Borrower set forth herein in any material respect and the accuracy and the completeness in all material respects of all representations and warranties taken as a whole and all information that you furnish to us in connection with this commitment and your compliance with this Commitment Letter; (c) the absence of any material adverse conditions in the loan syndication market or in the financial or capital markets generally that, in our reasonable judgment, would impair the successful syndication of the Senior Credit Facility; (d) the absence of any change, occurrence or development that could, in our opinion, have a material adverse effect on the business, property, assets, nature of assets, operations, liabilities, condition (financial or otherwise) of the Borrower or the Guarantors, or on the ability of the Borrower to perform its obligations under the Senior Credit Facility or the loan documents evidencing the Senior Credit Facility; (e) our not becoming aware after the date hereof of any information or other matter that, in our judgment, is inconsistent in a material and adverse manner with any information or other matter disclosed to us prior to the date hereof (in which case we may, in our sole discretion, suggest alternative financing amounts or structures that ensure adequate protection for the Lenders or terminate this Commitment Letter and any commitment or undertaking hereunder); (f) our reasonable satisfaction that, prior to and until the completion of the successful syndication of the Senior Credit Facility, there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrower; and (g) the other conditions set forth or referred to herein or in the Term Sheet.

You hereby represent, warrant and covenant that: (a) all information that has been or is hereafter made available to us or the Lenders by you or any of your representatives in connection with the transactions contemplated hereby (the “Information”) is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading (including, without limitation, financial information prepared on a pro forma basis) and (b) all financial projections, if any, that have been or are hereafter made available to the Arranger or any Lender by you or any of your representatives (the “Projections”) have been or will be prepared in good faith based upon reasonable assumptions (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and that no assurances can be given that the projections will be realized).  You agree to furnish us with such Information and Projections as we may reasonably request and to supplement the Information and the Projections from time to time until the Closing Date so that the representations, warranties and covenants in the preceding sentence are correct on such Closing Date.  You understand that in arranging and syndicating the Senior Credit Facility, the Arranger will be using and relying on the Information and the Projections without independent verification thereof.

By acceptance of this commitment and to induce us to issue this Commitment Letter and to proceed with the documentation of the proposed financing, you agree to reimburse us on the Closing Date, an amount not to exceed $150,000 without prior approval which shall not be unreasonably withheld, for all reasonable costs and expenses (including reasonable legal fees and expenses to the extent invoiced) that we have incurred in conjunction with the negotiation, preparation, syndication, execution and delivery of the Senior Credit Facility, and all reasonable costs and expenses incurred by us in connection with performing due diligence in connection with the Senior Credit Facility; provided, however, that in the event that definitive credit documentation is not executed or the Senior Credit Facility fails to close as the result of any action, or failure to take any action, by the Borrower in violation of this Commitment Letter, then you hereby agree that all such costs and expenses shall be for your account and agree to reimburse us from time to time upon demand for all reasonable costs and expenses (including reasonable legal fees and expenses) incurred in conjunction with the negotiation, preparation and syndication of the Senior Credit Facility, and all reasonable costs and expenses incurred by us in connection with performing due diligence in connection with the Senior Credit Facility.

In addition, to further induce the Arranger and the Administrative Agent to issue this Commitment Letter and to proceed with the documentation of the proposed financing, you agree to indemnify and hold harmless the Administrative Agent, the Arranger and any other agent or co-agent designated by the Administrative Agent and/or the Arranger with respect to the Senior Credit Facility (collectively, the “Agents” and each, an “Agent”), each Lender and, in the case of the Agents and the Lenders, their respective affiliates and each director, officer, employee, representative, advisor and agent thereof (each, an “indemnified person”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses of any kind or nature whatsoever (INCLUDING ANY LOSS, CLAIM, DAMAGE, EXPENSE, OR LIABILITY ARISING OUT OF, IN ANY WAY RELATING TO, OR RESULTING FROM A CLAIM IN RESPECT OF THE ORDINARY NEGLIGENCE OF ANY INDEMNIFIED PARTY) that may be incurred by or asserted against or involve any Agent or Lender or any other such indemnified person (as a result of or arising out of or in any way related to or resulting from this Commitment Letter, any Fee Letter or the engagement of any indemnified person of the services contemplated hereby and, upon demand, to pay and reimburse each Agent, each Lender and each other indemnified person for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (whether or not any Agent or Lender or any other such person is a party to any action or proceeding out of which any such expenses arise); provided, however, that you shall not have to indemnify any indemnified person against any loss, claim, damage, expense or liability to the extent the same resulted from the gross negligence or willful misconduct of the respective indemnified person (as determined by a court of competent jurisdiction in a final and nonappealable judgment).  This Commitment Letter is issued for your benefit only and no other person or entity may rely thereon.  None of the Arranger, the Administrative Agent, any Lender or any other indemnified person shall be responsible or liable to you or any other person for (x) any determination made by the Arranger, the Administrative Agent, any Lender or any other indemnified person pursuant to this Commitment Letter in the absence of gross negligence or willful misconduct on the part of the Arranger, the Administrative Agent, any Lender or such other indemnified person (as determined by a court of competent jurisdiction in a final and nonappealable judgment), including any damages arising from the use by others of Information, Projections or other materials obtained through the internet, Intralinks or other similar information transmission systems in connection with the Senior Credit Facility, provided that the Arranger, the Administrative Agent, such Lender or other indemnified person has taken and maintains commercially reasonable efforts and controls to safeguard the use and access of such Information and materials or (y) any indirect or consequential damages that may be alleged as a result of this Commitment Letter or the financing contemplated hereby.

We reserve the right to employ the services of our respective affiliates in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to our respective affiliates certain fees payable to the Administrative Agent and the Arranger in such manner as we and our affiliates may agree in our sole discretion.  You also agree that each of BMO and BMOCM may at any time and from time to time assign all or any portion of its respective commitment or undertakings hereunder to one or more affiliates of BMO or BMOCM, as applicable.  You further acknowledge that the Administrative Agent and the Arranger may share with any of their respective affiliates, and such affiliates may share with the Administrative Agent and the Arranger, any information related to the Senior Credit Facility, the Borrower or any of the matters contemplated hereby.  We agree to treat, and cause any of our respective affiliates to treat, all nonpublic information provided to us by the Borrower and the Guarantors as confidential information in accordance with customary banking industry practices.

The terms of this Commitment Letter and any Fee Letter among you and us are confidential and, except for disclosure on a confidential basis to your accountants, attorneys and other professional advisors retained by you in connection with the Senior Credit Facility or as may be required by law, such terms may not be disclosed in whole or in part to any other person or entity without our prior written consent.  Notwithstanding the foregoing, following your acceptance of the provisions hereof and your return of an executed counterpart of this Commitment Letter and any Fee Letter, (i) you may make public disclosure of the existence and amount of the commitments hereunder and of the identity of the Administrative Agent and the Arranger and (ii) you may file a copy of this Commitment Letter (but not any Fee Letter) in any public record in which it is required by law to be filed (including the filing of a Form 8-K or other filing with the Securities and Exchange Commission appending or describing the Commitment Letter).  Further, the Arranger and the Administrative Agent shall, upon written request and approval by the Borrower, be permitted to use information related to the syndication and arrangement of the Senior Credit Facility in connection with marketing, press releases or other transactional announcements or updates provided to investor or trade publications.

The Arranger and the Administrative Agent hereby notify you that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), each of them is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow the Arranger and the Administrative Agent, as applicable, to identify you in accordance with the Act.

This Commitment Letter and any Fee Letter (and your rights and obligations hereunder and thereunder) shall not be assignable by you to any person or entity without our prior written consent (and any purported assignment without such consent shall be null and void).  This Commitment Letter and any Fee Letter may not be amended or waived except by an instrument in writing signed by you and us.  Each of this Commitment Letter and any Fee Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement.  Delivery of an executed signature page of this Commitment Letter or any Fee Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof or thereof, as the case may be.

EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, ACTION, SUIT OR PROCEEDING ARISING OUT OF OR CONTEMPLATED BY THIS COMMITMENT LETTER OR ANY FEE LETTER.  ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS COMMITMENT LETTER OR ANY FEE LETTER OR ANY STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE PARTIES MAY BE BROUGHT AND MAINTAINED IN THE COURTS OF THE STATE OF TEXAS OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS.  YOU AND WE HEREBY EXPRESSLY AND IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREE TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION.  YOU AND WE FURTHER IRREVOCABLY CONSENT TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF TEXAS.  YOU AND WE HEREBY EXPRESSLY AND IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT YOU OR WE MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

THIS COMMITMENT LETTER AND ANY FEE LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS (WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICT OF LAW).  THIS COMMITMENT LETTER AND ANY FEE LETTER SET FORTH THE ENTIRE AGREEMENT BETWEEN THE PARTIES AS TO THE MATTERS SET FORTH HEREIN AND SUPERSEDE ALL PRIOR COMMUNICATIONS, WRITTEN OR ORAL, WITH RESPECT TO THE MATTERS HEREIN.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES WITH RESPECT TO THE TRANSACTIONS DESCRIBED HEREIN.

The provisions of the eight (8) immediately preceding paragraphs shall survive any termination of this Commitment Letter.

The commitments of BMO and the agreements of BMO and BMOCM with respect to the Senior Credit Facility as set forth above, will terminate (other than with respect to ongoing indemnities, confidentiality provisions and similar provisions) on April 30, 2011, unless on or prior to such date a definitive credit agreement evidencing the Senior Credit Facility, satisfactory in form and substance to the Administrative Agent and its counsel (the “Credit Agreement”) shall have been entered into and the initial borrowings shall have occurred thereunder.

*  *  *

If you are in agreement with the foregoing, please sign and return to BMO and BMOCM the enclosed copy of this Commitment Letter, together with a copy of the enclosed Fee Letter, no later than 12:00 p.m., Houston time, on December 24, 2010.  Unless this Commitment Letter and the Fee Letter are signed and returned by the time and date provided in the immediately preceding sentence, this Commitment Letter shall terminate at such time and date.

Very truly yours, BANK OF MONTREAL By: /s/ Gumaro Tijerina Gumaro Tijerina Director BMO CAPITAL MARKETS By: /s/ Jon R. Marinelli Jon R. Marinelli Managing Director

Accepted and Agreed to this
22nd day of December, 2010

MAGNUM HUNTER RESOURCES CORPORATION

By:           /s/ Ronald D. Ormand
Ronald D. Ormand
Executive Vice President and Chief Financial Officer